Exhibit 1.2

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software’s Pivotal CRM Solution Helps Leading Builder of Luxury Condominiums Streamline and Enhance Sales Process

Atlanta — Oct. 23., 2006 – Pivotal Corporation, a leading Customer Relationship Management (“CRM”) solution provider and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), announced today that Boca Developers, one of South Florida’s largest and most successful builders of luxury condominiums, has consolidated, centralized and significantly enhanced its sales process following implementation of the Pivotal CRM solution from CDC Software.

As demand for luxury, multi-family waterfront properties in South Florida flourished, Boca Developers saw its annual sales jump from $400 million in 2004 to $600 million in 2005. However, Boca Developers realized its methods of manually capturing and reporting critical sales data were inconsistent and inefficient. Like many builders, Boca Developers works with numerous sales offices, where each had its own method of capturing and reporting data. The company also works with sales brokers, who aren’t direct company employees and who lack incentive to follow a specific sales methodology or data collection scheme. Boca Developers implemented Pivotal CRM to improve sales processes and create the marketing, sales and data infrastructure that would allow the company to expand and scale quickly and efficiently.

With Pivotal CRM, all of Boca Developer’s customer, prospect and lead information is located in a single, centralized system so that a common, consistent and consolidated view of their data is easily accessible to a variety of different users.

“Using Pivotal across the organization has not only saved time, it has also eliminated a lot of confusion and increased our confidence in terms of understanding our sales activity,” said William Davis, systems delivery manager of Boca Developers. “Pivotal has become a central repository as well as a facilitator of good business practices, which has been very beneficial to the company.”

In addition, Boca Developers has been able to accelerate and simplify a variety of steps in the sales process just by having a clearer process and critical information more readily available. “The ability to access all customer information and pinpoint their stage in the sales cycle – when you need another signature, another deposit, and so on – and being able to control it from a central location has become invaluable,” said Davis. Boca Developers now gathers rich lead information and creates targeted campaigns and incentive programs to upgrade a lead’s stage in the sales cycle.

Davis also cited the scalability and reliability of Pivotal CRM as major benefits. “We knew ahead of time that Pivotal would support our need for scale, and it has proven to be very stable and very thorough in its end-to-end processing,” said Davis.

About Pivotal CRM for Home Building and Real Estate
Pivotal CRM for Home Building and Real Estate is an industry-tailored customer relationship management system designed to help building and real estate firms better manage relationships throughout the customer lifecycle—from the first point of interest to the handling of post-sale service and repeat sales. The only comprehensive solution for managing the complete front-office marketing automation, lead management, sales automation, and customer care activities of home builders, Pivotal CRM for Home Building and Real Estate enables companies to deliver a superior customer experience cost effectively. Awarded IT Product of the Year and Best Sales, Marketing and Customer Service Automation product at the 2006 Innovative Housing Technology Awards, Pivotal CRM for Home Building and Real Estate is used by many leading U.S. home builders, including Beazer Homes, Centex Homes, Toll Brothers, and WCI Communities. To learn more, please visit www.pivotal.com/homebuilders.

About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are used by more than 2,000 companies around the world to produce meaningful increases in revenues, margins, and customer loyalty. For more information about Pivotal Corporation, please visit www.pivotal.com

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.
These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Forward Looking Statement
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal to address the needs of its homebuilding sector customers specifically Boca Developers, the amount of financial savings from the implementation of Pivotal CRM and the ability of Boca Developers to consolidate, centralize and significantly enhance its sales process with Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the financial services industry; the continued ability of Pivotal solutions to address industry-specific requirements of homebuilding companies; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow homebuilding companies to compete more effectively and changes in the type of information required to compete in the homebuilding business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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